Exhibit 10.1

FIRST AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This First Amended and Restated Master Services Agreement (the “Agreement”) is effective as of July 31, 2025 (“Amendment Effective Date”) by and between Anteris Technologies Corporation, a Minnesota corporation, having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“Anteris”) and Switchback Medical, LLC, a Minnesota limited liability company having its principal place of business at 7625 Boone Avenue North, Brooklyn Park, MN 55428 (“Switchback” and collectively with Anteris, the “Parties”, and each a “Party”).

WHEREAS, Anteris is a structural heart company that develops and manufactures cardiovascular solutions, primarily based on its ADAPT® Tissue;

WHEREAS, Anteris is developing medical devices for the treatment of cardiovascular valve disease, including transcatheter aortic valve replacement (“TAVR”) devices for the treatment of aortic stenosis and other aortic conditions, and has developed the balloon expandable DurAVRTM THV valve (“Valve”);

WHEREAS, Switchback and Anteris are parties to that Master Services Agreement (the “Original Agreement”) with an effective date of June 1, 2021 (the “Original Effective Date”);

WHEREAS, under the Original Agreement, Switchback and Anteris collaborated to develop a transcatheter delivery system that can deploy the Valve according to requirements from Anteris (“Product”);

WHEREAS, Anteris continues to desire to retain Switchback for various Development Services (as defined hereunder) and to manufacture the Products and Switchback is willing to perform such services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
DEFINITIONS. Capitalized terms used in this Agreement have the respective meanings assigned to them in this Agreement. Additionally, the following terms, when used herein, shall have the following meanings:

1.1
“ADAPT® Tissue” means any animal tissue treated by Anteris’s proprietary ADAPT® tissue treatment process.

1.2
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to Affiliate means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, direct or indirect ownership of at least a majority of the equity interests, or otherwise.

1.3
“Anteris Components” means the Valve and any other components used in the Manufacture of the Products or with the Products

1.4
“Anteris Intellectual Property” has the meaning set forth in Section 6.1.

1.5
“Applicable Law” means the United States Federal Food, Drug and Cosmetics Act, and any regulations and guidance promulgated thereunder, as amended from time-to-time, and all other laws, regulations, rules and guidance of any Governmental Authority pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, distribution or intended use of a Product, in each case, as amended or replaced from time-to-time.

1.6
“Clinical Use Products” means Products intended for human use in one or more clinical trials, including First-in-Human (“FIH”) trials, early feasibility studies (“EFS”), pivotal trials, and post trial continued access, in any geography prior to Commercial Approval, even if not ultimately used in such clinical trials in Anteris’s sole discretion.

1.7
“Commercial Approval” means, for each jurisdiction,approval of the Products for commercial sale by the relevant Government Authority.

1.8
“Commercial Use Products” means Products for commercial sale in such jurisdictions where Anteris has received Commercial Approval.

1.9
“Contingency Plan” has the meaning set forth in Section 2.1.8.

1.10
“Developed Intellectual Property” has the meaning set forth in Section 6.3.

1.11
“Development Products” means Products for benchtop and animal testing, including prototypes.

1.12
“Documentation” means all written technical reports, testing reports, operator and user manuals, Records, training materials, guides, listings, specifications, module flow, systems flow, process flow, problem log, process documents, standard operating procedures, regulatory documents, design documents, enhancement requests and other material which relate to the development of the Products or are otherwise necessary or useful in connection with the Products.

1.13
“EFS Trial” means an FDA Early Feasibility Study clinical trial for the Product.

1.14
“Expenditures” means those direct costs and expenses of materials, supplies and equipment incurred by Switchback Medical in carrying out the development of the Products.

1.15
“Failure to Supply” means Switchback’s failure to deliver any Products following a Purchase Order from Anteris that is with such Purchase Order going unfilled for a period of fourteen (14) days after the Product Delivery Date specified on the Purchase Order without changes to the Specification or other cause by Anteris.

1.16
“FDA” means the United States Food and Drug Administration.

1.17
“Force Majeure” means acts or circumstances beyond the reasonable control of the Party including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic or pandemic, lock-outs, strikes or other labor disputes (whether or not relating to either Party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage that may cause or result in a Party’s failure to perform its obligations under this Agreement.

1.18
“Governmental Authority” means any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity, including the FDA and ISO, in each case, exercising executive, legislative, judicial, regulatory or administrative functions of government, and all other entities exercising regulatory authority over medical products or devices.

1.19
“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and know-how, whether registered or unregistered, including the right to make applications, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment thereof, including the right to receive all proceeds and damages therefrom.

1.20
“Inspection Period” has the meaning set forth in Section 2.5.4.

1.21
“ISO” means the International Organization for Standardization.

1.22
“Labor Cost” means the cost of Switchback personnel as described in Appendix B, which may be amended after completion of the EFS Trial.

1.23
“Manufacture”, “Manufactured”, and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Product(s) in accordance with the terms and conditions of this Agreement.

1.24
“Materials Cost” means Switchback’s materials, supplies and components as described in Appendix B, used in the Manufacture of the Products, which may be amended after completion of the EFS Trial.

1.25
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a Governmental Authority.

1.26
“Personnel” means, with respect to Switchback or Anteris, as applicable, the employees, agents, contractors, consultants, representatives and advisers of either of them, respectively, or of any of their respective Affiliates.

1.27
“Product” has the meaning set forth in the preamble and includes all components.

1.28
“Product Prices” means the prices for the Clinical Use Products or Commercial Use Products as agreed upon by the Parties.

1.29
“Product Delivery Date” means the date requested by Anteris for Switchback to deliver Product to Anteris or to an Anteris Designee.

1.30
“Product Manufacturing IP” means all steps, methods, processes, procedures, protocols, testing, inventions, data, and know-how used to Manufacture the Product, including packaging and labeling for the Product. Product Manufacturing IP excludes the Supplier Background Intellectual Property.

1.31
“Purchase Order” has the meaning set forth in Section 2.1.1.

1.32
“Quality Requirements” means, with respect to the Products, the requirements set forth in this Agreement including Sections 2, 3, and 4.

1.33
“Records” has the meaning set forth in Section 3.6.

1.34
“Scrap Components” has the meaning set forth in Section 2.12.2 and excludes the Scrap Valves.

1.35
“Scrap Valves” has the meaning set forth in Section 2.12.1.

1.36
“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, biocompatibility, manufacture, packaging and quality of the Products communicated by Anteris to Switchback including, without limitation, those specifications set forth in Appendix A, and future specification modifications based on Anteris’s needs over time.

1.37
“Supplier Background Intellectual Property” has the meaning set forth in Section 6.2.

1.38
“Switchback Facility” means the manufacturing facility where Switchback engineers, tests, Manufactures, assembles, packages, stores, distributes or otherwise handles the Products.

1.39
“Term” means the Initial Term, the First Renewal Term, and any Subsequent Renewal Term according to Section 8.

1.40
“Testing Services” means verification and validation testing.

1.41
“Transfer Initiation Notice” has the meaning set forth in Section 9.1.

1.42
“Valve” has the meaning set forth in the preamble.

2.
SERVICES

2.1
Development Services

2.1.1
Switchback shall provide Anteris with engineering services, development services or Testing Services (“Development Services”) according to one or more purchase orders or statements of work to be issued by Anteris and accepted by Switchback (which acceptance shall not be unreasonably withheld (“Development Work Orders”).

2.1.2
Fees for the Development Services shall be determined on a “time and materials” basis. Anteris shall pay Switchback for hours worked (with evidence supporting such hours) by Switchback’s employees or contractors in performing the Development Services at the hourly rates mutually agreed between the Parties. Switchback will charge Anteris for any reasonable travel time cost and expense with prior written approval from Anteris with estimated expenses and upon providing cost and expense evidence to Anteris. In addition Anteris will reimburse Switchback for all expenses which are incurred by Switchback in connection with the development of the Products and Switchback’s performance under this Agreement; provided, however, that such expenses are agreed to in advance by Anteris.

2.1.3
Switchback shall collaborate with Anteris to develop the Product Manufacturing IP, including all processes, procedures, protocols, and know-how used to Manufacture the Products. As between Anteris and Switchback, the Product Manufacturing IP shall be owned by Anteris and the Product Manufacturing IP shall be deemed Developed Intellectual Property as defined in Section 6.3. Anteris grants Switchback a limited, exclusive, revocable, non-sublicensable, fully paid-up, royalty-free license to use the Product Manufacturing IP only to Manufacture the Development Products, Clinical Use Products, and Commercial Use Products during the Term.

2.1.4
Switchback shall provide the Development Services (a) in accordance with the terms and subject to the conditions set forth in the respective SOW and this Agreement; (b) using personnel of required skill, experience, and qualifications; (c) in a timely, workmanlike, and professional manner; and (d) in accordance with generally accepted industry standards. For the sake of clarity, nothing in this Agreement shall be construed to prevent Anteris from itself performing or from acquiring services from other providers that are similar.

2.1.5
Anteris shall own any right, title, and interest in and to the results of the Development Services provided for the Products or the Anteris Components, any report provided for Anteris regarding the results of the Testing Services provided for the Products or the Anteris Components, and any data generated by Switchback in connection with the Testing Services provided for Anteris. .

2.1.6
Additionally, upon request from Anteris, the Development Services provided by Switchback under this Agreement will further include, but will not be limited to: (a) conducting design, research and development activities with respect to the Products; (b) developing and manufacturing a functional prototype of each Product; and (c) any other actions necessary to make the Products commercially saleable by Anteris or its designee.

2.1.7
In the performance of the Development Services, Switchback agrees to provide all Documentation regarding the Development Services and Development Products.

2.1.8
Switchback and Anteris will designate mutually agreeable project managers with respect to the Development Services and Development Products and neither party will change such designated project managers without timely notification to the other party.

2.1.9
Anteris will be given access to the facilities and personnel of Switchback during normal business hours as reasonably requested by Anteris in order to permit representatives of Anteris to inspect the progress of the Development Services and Development Products.

2.1.10
Anteris and Switchback shall agree on a Development Schedule substantially of the form provided in Appendix A-1 and Switchback shall adhere to the timelines provided within the Development Schedule in the performance of the Services. If necessary, the parties shall update the Development Schedule as mutually agreed during the Term.

2.1.11
Manufacture of Development Products. Switchback shall Manufacture the Development Products as reasonably requested by Anteris from time to time in writing in one or more Development Work Orders. Switchback shall Manufacture, package and label the Development Products (a) in strict accordance with any applicable Specifications for the Development Products, (b) reasonably in accordance with the Quality Requirements, and (c) in strict accordance with all other terms and conditions of this Agreement. Development Products shall be manufactured only at the Switchback Facility unless Anteris, in its sole discretion, provides advance written approval of an alternative facility(ies) (such approval not to be unreasonably withheld). Switchback shall provide Anteris with access to the manufacturing processes and procedures used by Switchback to Manufacture, package and label the Development Products. Switchback shall charge Anteris for the Development Products on a time and materials basis (“Development Product Pricing”).

2.1.12
Switchback will, at its own expense furnish the facilities and research, engineering and other personnel reasonably necessary to carry out the services pursuant to this Section 2.1, unless otherwise agreed by the parties in writing.

2.2         Manufacture of Products for Clinical Use.

2.2.1
Switchback shall Manufacture Clinical Use Products according to one or more purchase orders issued by Anteris and accepted by Switchback (which acceptance shall not be unreasonably withheld) (“Clinical Use Purchase Orders”).

2.2.2
Product Prices for the Clinical Use Purchase Orders shall be determined according to agreed upon pricing per unit.

2.2.3
Prior to Switchback commencing Manufacture under Section 2.2.1, Anteris shall approve final Specifications for the Clinical Use Products in writing, and Switchback shall not make any changes to the Clinical Use Products, their Specifications, design, materials, production processes or production testing or otherwise to the Manufacture of the Clinical Use Products without Anteris’s prior written consent and shall comply with the Quality Requirements when making any such changes. Switchback shall submit change orders to Anteris for Anteris’s review and approval prior to implementing any changes.

i.
Upon request, if any, from Anteris, Switchback shall establish an appropriate and reasonable contingency Manufacturing plan (the “Contingency Plan”) acceptable to Anteris that details the steps to be taken to prevent any disruption in the supply of the Clinical Use Products in order to ensure Anteris’s continued supply of the Clinical Use Products.

ii.
Upon request, if any, from Anteris, Switchback shall establish a plan for preventing cross-contamination of the Products with other products manufactured or supplied by Switchback (the “Cross-Contamination Plan”) reasonably acceptable to Anteris that details the steps to be taken to prevent any contamination of the Products that may affect the quality, safety, or suitability of the Anteris Components or the Products at the Switchback Facility.

iii.
Once final Specifications are approved by Anteris, design documentation shall be submitted to Anteris and managed through Anteris’s quality management system and/or product management system.

2.2.4
Switchback shall Manufacture, package and label the Clinical Use Products under any accepted Purchase Order in strict accordance with any applicable Specifications and the Quality Requirements, as well as the terms and conditions of this Agreement.

2.2.5
Switchback shall validate the Manufacture of the Products according to validation processes, procedures and criteria accepted by Anteris to the extent necessary for the Clinical Use Products to be used for their intended purpose.

2.2.6
Products shall be manufactured only at the Switchback Facility unless Anteris, in its sole discretion, provides advance written approval of an alternative facility(ies) (such approval not to be unreasonably withheld).

2.2.7
Switchback agrees to provide all Documentation regarding the Manufacture or the Clinical Use Products, including any certificate of conformance requested by Anteris.

2.3
Manufacture of Products following Commercial Approval. [Reserved.]

2.4
Invoicing & Payment

2.4.1
For Development Services and Development Products, Switchback will submit to Anteris bi-weekly detailed invoices for fees and Expenditures incurred during that 2 week period setting forth the amount of fees and the nature and amount of the Expenditures which Switchback actually incurred during that month. Such invoices are due and payable by Anteris within thirty (30) days of receipt. In the event Anteris fails to pay Switchback within thirty (30) days of receipt of such invoices, Switchback reserves the right to discontinue any services provided under this Agreement until such invoice is paid in full by Anteris. In the event Anteris fails to pay Switchback Medical within ninety (90) days of receipt of such invoices, Switchback reserves the right to terminate this Agreement.

2.4.2
For Clinical Use Products or Commercial Use Products, Switchback shall issue an invoice to Anteris at shipment of the Clinical Use Products or Commercial Use Products referencing the relevant Clinical Use Purchase Order or Commercial Use Purchase Order with each invoice being due and payable within thirty (30) days of receipt by Anteris of said invoice from Switchback, unless otherwise mutually agreed upon in writing by the Parties.

2.4.3
The books and records of Switchback will be maintained in such manner and in such detail as may be required by Anteris in order to permit it to verify the fees and expenses indicated on the invoices which are received from Switchback.

2.5
Forecasting and Orders

2.5.1
Forecasting Process.

Anteris will provide Switchback a binding annual purchase forecast for Clinical Use Products, followed by a rolling non-binding build forecast for such Clinical Use Products, based on a set timeschedule or project milestone basis. The forecast is to aid Switchback in long range staff and material planning.

2.5.2
Order Process.

(i)
Clinical Use Products. During the Term, Anteris shall place binding Clinical Use Purchase Orders for Products at least ten (10) weeks in advance of the date it wishes to have Switchback deliver Product (“Product Delivery Date”). Product Prices for Clinical Use Products are provided on Appendix B. Amendments to the Specifications may impact the Product Prices, which will be reviewed at the time of any requested amendment to the Specifications. Switchback shall provide evidence for the potential pricing change and share that with Anteris prior to its acceptance of the new product prices (which acceptance can be reasonably withheld).

(ii)
Commercial Use Products. Reserved.

(iii)
Orders under this Section 2.5.2 will identify the quantities, sizes and types of Clinical Use Products or Commercial Use Products being ordered, the delivery address and the Product Delivery Date. Anteris may submit orders under this Section 2.5.2 via mail, fax or email. Orders submitted under this Section 2.5.2 will be deemed accepted upon receipt unless Switchback rejects an order within five (5) days of receipt. If Switchback is unable to deliver the Clinical Use Products or Commercial Use Products on the Product Delivery Date, Switchback shall provide Anteris with written notice of the delivery date within five (5) days of receipt of the relevant purchase order.

2.5.3
Expedited Orders. In the event that Anteris requests an order of Clinical Use Products or Commercial Use Products on an expedited basis (“Expedited Order”), Switchback will use its best efforts to fill the Expedited Order. If the Expedited Order is likely to result in disruption to Switchback’s other business in order to meet the Product Delivery Date for the Expedited Order, Switchback may in good faith provide an adjusted price quote (“Expedited Price Quote”) for the Clinical Use Products or Commercial Use Products on the Expedited Order based proportionally on the disruption caused by the Expedited Order. Anteris has the right to accept or reject the Expedited Price Quote, and Anteris also has the right to request information about the basis for the Expedited Price Quote in an effort to mitigate any such disruption. For such Expedited Orders, with consent by Anteris, Switchback may either (i) request Anteris to deliver the Anteris Components by express delivery necessary to fulfill the Expedited Order or (ii) may use Anteris Components previously delivered to Switchback for another open Purchase Order and Anteris will replenish Switchback’s supply of Anteris Components to fulfill any other open Purchase Orders.

2.5.4
Termination of Purchase Orders. Anteris may terminate any Purchase Order at any time for (i) any Product affected by any regulatory recall, (ii) a failure of Switchback to meet the Quality Requirements in any previous Purchase Order, (iii) for any affected Product if, as a result of an event of Force Majeure, as provided in Section 10.14. Except as set for herein, Anteris may not cancel, in whole or in part, any Purchase Order for Product for any reason, but may, in its discretion, delay any such order for up to thirty (30) days upon written notice to Switchback.

2.6
Changes to Specifications. If Anteris desires to modify the Specifications, it must provide Switchback with written notice at least ten (10) days prior to Anteris submitting a Purchase Order for Products conforming to the modified Specifications. The Parties agree and acknowledge that, during the Term of this Agreement, Anteris may make reasonable modifications to the Specifications as a result of Product testing, to conform with requirements from a Government Authority, and changes of scale for animal testing.

2.7
Delivery

2.7.1
Shipping Terms. Unless otherwise specified in an applicable order, delivery of Products will be DDP (as per Incoterms 2010). Title and risk of loss with respect to all Products shall remain with Switchback until delivered.

2.7.2
Shipment. Switchback shall ship Products according to Anteris’s instructions and to Anteris’s designated shipping address using carriers selected by Anteris and at Anteris’s cost. Switchback will pack all Products ordered hereunder in a manner validated for shipment, consistent with the Specifications, and reasonably sufficient to withstand the effects of shipping and handling.

2.7.3
Timely Delivery/Delays. Switchback shall deliver Products on the delivery dates and to the locations specified in the Purchase Orders. Switchback shall promptly notify Anteris of any actual or prospective delay in delivery and Switchback shall obtain Anteris’s approval prior to making any partial deliveries of less than 80% of any size of Products on the respective Purchase Order. If the delivery of Products is delayed through no fault of Anteris and without a Force Majeure event, in addition to its other rights and remedies under this Agreement , Anteris may (i) cancel or reschedule the order in whole or in part without liability or (ii) require Switchback to deliver Products by means of commercially reasonable transport identified by Anteris, at Switchback’s cost. Products shall not be delivered more than fourteen (14) days prior to the stated delivery date without Anteris’s prior written consent. Without limiting any of Anteris’s rights herein, a Failure to Supply shall be a breach of this Agreement.

2.7.4
Inspection. Anteris shall have ten (10) Business Days after delivery to inspect the delivered Products and to accept or reject delivered Products (“Inspection Period”) using inspection methods previously agreed upon by Switchback and Anteris. Anteris shall only reject Products that are not in conformance with the Specifications or the Quality Requirements. If Anteris has not provided Switchback with written notice of rejected Products by the end of the Inspection Period, Switchback will deem the delivery to be accepted. Anteris is responsible for all handling of all Products after delivery, including during the Inspection Period. For any rejected Products, Anteris shall provide reasons for the rejection, and Anteris and Switchback shall work together in good faith to replace rejected Products as needed.

2.7.5
Third Party Fabricators. If requested in writing by Anteris, Switchback will drop ship Product to third party fabricators identified by Anteris. Delivery of the Products to the third party fabricators, service providers, or other vendors shall be treated the same as if it were delivered to Anteris directly. Switchback is not liable or otherwise responsible for any changes to the Product, or its quality, caused by the use or manipulation of the Product by any such third party fabricator.

2.8
Subcontractors.

2.8.1
Switchback may use qualified and reputable subcontractors to assist Switchback in providing the Services in this Section 2 with Anteris’s written consent. Switchback shall obtain Anteris’s written consent, which may be given or withheld in Anteris’s sole discretion, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of Switchback other than Switchback’s employees, to provide any of the Services in this Section 2 (each such approved subcontractor or other third party, a “Permitted Subcontractor”).

2.8.2
Anteris’s approval shall not relieve Switchback of its obligations under this Agreement, and Switchback shall remain fully responsible for the acts and omissions of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement.

2.8.3
Nothing contained in this Agreement shall create any contractual relationship between Anteris and any Permitted Subcontractor.

2.8.4
If Anteris provides its consent for Switchback to engage the Permitted Subcontractor, the Permitted Contractor must be under a written agreement which (i) obligates the subcontractor to comply with all relevant terms and conditions of this Agreement as though it were Switchback including all confidentiality obligations, (ii) names Anteris as a third party beneficiary with the right to enforce the rights of Switchback under such subcontract agreement, and (iii) authorizes Switchback to disclose the terms of the subcontract agreement to Anteris. Switchback shall provide Anteris with a copy of a subcontract agreement promptly after Anteris’s request.

2.9
Supplier Management.

2.9.1
Supplier Performance. For Products Manufactured during the Initial Term, Switchback shall select suppliers currently approved by Anteris, where possible, and any additional unapproved suppliers shall be identified as conditional until they can be qualified. All such unapproved suppliers shall have appropriate certifications where possible according to Switchback’s quality management system. For any Products Manufactured during the First Renewal Term and any Subsequent Renewal Term, Switchback shall work with Anteris to define and review Switchback’s approved supplier list for the Clinical Use Products or Commercial Use Products and the associated risk with such suppliers . Switchback will manage and be responsible for its approved supplier list with input from Anteris on definitions of risk severity and associated status of such suppliers. For any approved supplier on the list, Anteris may request an audit of any supplier upon reasonable request, provided that Anteris acknowledges that Switchback shall only be required to provide commercially reasonable efforts in facilitating Anteris’ supplier audit request. Switchback shall provide Anteris with a copy of its supplier performance management procedure upon reasonable request by Anteris.

2.9.2
Sole Source Risk Management. Upon Anteris’ reasonably request, Switchback will use commercially reasonable efforts to engage multiple suppliers or sources for high risk components used in the Clinical Use Products or Commercial Use Products through continuous risk evaluation with Anteris having the ability to provide input to the process and receive information regarding the process.

2.9.3
Switchback will use commercially reasonable efforts to ensure a reliable supply of a quantity and quality of raw materials sufficient to meet Switchback’s obligations under this Agreement, which may, in Switchback’s discretion, include long-term purchasing agreements with one or more suppliers or individual or blanket purchase orders with one or more suppliers.

2.10
No Reverse Engineering. Other than as expressly instructed by Anteris in writing, Switchback agrees not to analyze for composition, internal elements, structure or reverse engineer or transfer to any third party for analysis or reverse engineering the Valve or the ADAPT® Tissue.

2.11
Equipment. To assist Switchback in the performance of the Services, Anteris may provide Switchback with equipment purchased by Anteris (“Anteris Owned Equipment”) to be used at a Switchback Facility. For the duration of the Term, the Anteris Owned Equipment shall be owned exclusively by Anteris or its designee, unless subject to a separate asset purchase agreement between the Parties. The Anteris Owned Equipment shall be used solely in the provision of Services for Anteris or Anteris’s designee and for no other third party. Switchback shall return all Anteris Owned Equipment in good condition upon expiration or termination of this Agreement for any reason or for no reason, but in any event no later than thirty (30) days following expiration or termination. For as long as Switchback uses the Anteris Owned Equipment, Switchback is responsible for all maintenance and calibration (including associated costs) in connection with Switchback’s quality management system, and expenses for such maintenance and calibration will be charged back to Anteris.

2.12
Anteris Components. Anteris may supply Switchback with Anteris Components only for use by Switchback to Manufacture the Products, and Switchback shall not use the Anteris Components for any other purpose. Anteris shall supply the Anteris Components at no charge to Switchback and Anteris shall pay all costs associated with delivering the Anteris Components to Switchback. Anteris shall deliver, or have delivered, sufficient quantities of the Anteris Components to Switchback such that for each Purchase Order, Switchback has sufficient quantities on hand within three (3) weeks of the Product Delivery Date for the respective Purchase Order. Switchback must store any Valves supplied to Switchback in strict accordance with all applicable requirements communicated to Switchback by Anteris.

2.12.1
Any Valves provided to Switchback but not utilized by Switchback (“Scrap Valves”) under this Section 2 shall be returned to Anteris

2.12.2
Other than the Scrap Valves, any other Anteris Components, besides the Valves, that are provided to Switchback but not be able to be utilized in the performance of the services (“Scrap Components”) may be returned to Anteris or destroyed by Switchback at the sole discretion of Anteris.

2.12.3
Any non-conforming Clinical Use Products (“Scrap Products”) not delivered to Anteris may be used, in Anteris’s sole discretion, as Development Products at no additional cost to Anteris. Such Scrap Products shall not be used for any human use.

2.12.4
Scrap Products shall be delivered to Anteris for non-clinical use or destruction at Anteris’s discretion.

3.
QUALITY

3.1
General. All Products supplied under this Agreement will be manufactured in accordance with:
(a) all applicable standards of the International Organization for Standardization (ISO) and applicable ISO-certified processes; (b) FDA Current Good Manufacturing Practice (cGMP) and other applicable FDA quality guidelines; and (c) all other quality standards and quality assurance plans referenced in the Specifications. Switchback shall use commercially reasonable efforts to ensure that entities that supply raw materials used by Switchback in the production of the Products are bound to the same provisions.

3.2
Performance. Switchback shall resolve promptly any Product quality issues that arise during the Term of this Agreement. These efforts shall be tracked in a quality management system (“QMS”) such as corrective action and preventive action framework that is compliant with industry standards including, but not limited to, FDA Current Good Manufacturing Practice regulations. Upon written demand by Anteris, such efforts may include making appropriate Switchback personnel available (at Switchback’s expense) in person or through video conferencing at the facilities where such Product quality or performance issues are identified or require remediation.

3.3
Control and Inspection. Switchback will provide for Anteris’s approval of a Quality Control Plan and Outgoing Lot Inspection Test Plan. Switchback will monitor production per the Quality Control Plan and complete inspection of each lot of shipment per the Outgoing Lot Inspection Test Plan as well as perform any other tests or inspections required by the Specifications to ensure conformance. Switchback will include a certificate of conformance for each lot based on conformance to Outgoing Lot Inspection Test Plan. Anteris retains the right to perform incoming lot inspection.

3.4
Process Monitoring. Upon request from Anteris in writing, Switchback will monitor and control the Manufacturing process using applicable industry standard tools, which may include in-process inspection and/or statistical process control. At a minimum, Switchback shall monitor or inspect critical dimensions or critical performance criteria as directed by Anteris in writing. Switchback will identify and document key Manufacturing process steps that affect Product performance. Anteris will aid Switchback in such identification as it relates to Product performance. Switchback will (a) identify and document critical inputs to the key Manufacturing process steps and critical variables of the key Manufacturing process steps, and (b) define process monitoring, control strategies, and tools to ensure that Manufacturing processes operate within control limits and Manufacturing yields are satisfactory. These key and critical parameters will be documented in the Quality Control Plan to be used in the Switchback production monitoring and control. In the event any of the Manufacturing process steps are out of control or Manufacturing yields decline considerably, Switchback will take appropriate corrective and preventive actions to rectify the situation and maintain documentation of the actions taken.

3.5
Non-Conforming Product. Anteris will have the right to reject any Product that does not meet all applicable Specifications based on testing or inspection methods mutually agreed upon by Switchback and Anteris. Any such rejection based on nonconformity with the Specifications shall be accomplished by written notice (specifying the basis for rejection) from Anteris to Switchback promptly after identification. In the event that any Product does not meet applicable Specifications and Anteris has notified Switchback and Switchback agrees that the Product does not meet applicable Specifications, Switchback will replace such Product free of charge and Switchback shall cover expenses (including freight and customs clearance, if any) incurred by Anteris in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to Switchback (if so requested by Switchback). In the event of a rejection of defective Product, Switchback will ship replacement Product as soon as practical but in any event within 60 (sixty) days of its receipt of a proper rejection notice from Anteris.

3.6
Records Retention. Switchback shall be responsible for setting up and maintaining Product traceability and maintaining all records related to the provision of the Products this Agreement in accordance with the FDA or other applicable Government Authority’s archival guidelines or as otherwise required in writing by Anteris (the “Records”). Upon Anteris’s request, Switchback shall promptly provide Anteris with copies of Records. Records shall be available at reasonable times for inspection, examination and copying by or on behalf of Anteris, or for inspection by third parties, including Regulatory Authorities, for so long as any of them are in Switchback’s possession. Switchback shall not transfer, deliver or otherwise provide to any third parties original Records without Anteris’s prior written consent. Traceability and quality records will be maintained throughout the life of the Product (which shall be determined by Anteris). Traceability requirements include, but are not limited to the following:

3.6.1
All Products are traced by lot at a minimum.

3.6.2
Raw material traceability to original material Manufacturing lot.

3.7
Quality Audits. Upon reasonable notice and within normal business hours, Anteris and any third party consultant designated by Anteris shall have reasonable access to observe and inspect the Switchback Facility and procedures with respect to the Products, including all quality and other controls related to the Products and all analytical and Manufacturing documentation related to the Products no more than twice per year, except as such additional access as may be required to resolve any delivery, quality, inspection, regulatory, performance or related issues. In addition, Anteris shall have the right to conduct at least one periodic audit each Agreement year. Periodic audits shall be scheduled with Switchback’s compliance representative. Switchback shall not unreasonably reject proposed audit schedules. If Anteris wishes to undertake more than one periodic audit in an Agreement year, Anteris shall provide written explanation to Switchback of reason for the additional periodic audit and the proposed schedule for the audit, and Switchback shall not unreasonably reject the request. Anteris and Switchback shall mutually agree upon responsibilities and ownership of any such audit.

3.8
Complaint Process. Upon Anteris’s reasonable request, Switchback will perform analysis, inspection, or similar investigative services or provide a device history record (“DHR”) as a result of a customer complaint, Switchback must complete such services or provide the DHR within thirty (30) days of the request from Anteris.

4.
REGULATORY COMPLIANCE

4.1
Regulatory Approvals; Cooperation. Switchback agrees to comply with all required regulatory requirements for the Manufacture of the Products. Switchback agrees to use its commercially reasonable efforts to cooperate with Anteris in connection with seeking and obtaining any and all regulatory approvals for the Products. Without limiting the generality of the foregoing, from and after the Original Effective Date, upon request by Anteris, Switchback shall reasonably support Anteris’s regulatory filings regarding the Products, provided that Anteris shall compensate Switchback for its out-of-pocket expenses incurred in providing such assistance.

4.2
Regulatory Audits and Inspections.

4.2.1
Switchback Facility. Switchback shall promptly notify Anteris when a Government Authority inspection of its facilities (or an inspection by third parties in accordance with Government Authority regulations) is expected and/or underway relevant to the Products or the Manufacture of the Products, and shall promptly provide Anteris with copies of all applicable regulatory correspondence with any Government Authority relevant to the Products or the Manufacture of the Products. With respect to inspections relating to the Products, Switchback will secure Anteris’s written agreement prior to making any commitment to a regulatory agency regarding the Products. Anteris shall be provided with draft responses to regulatory observations that involve the Products and its manufacture prior to submission to the regulatory authorities and Switchback shall permit Anteris's input into responses and corrective actions. Anteris shall retain the final authority and responsibility for the content of the responses to the Government Authority.

4.2.2
Anteris Facility. If Anteris is hosting a regulatory audit or inspection, Switchback shall provide reasonable support and promptly produce documents as soon as possible and no later than twenty-four (24) hours from any request from Anteris. Anteris will make reasonable efforts to ensure that Switchback is promptly notified of any regulatory audit or inspection of Anteris where this assistance may be needed.

4.3
Compliance History. Switchback shall provide Anteris with a review of Switchback’s regulatory compliance history, which shall include, but not be limited to: (i) any reports and/or records from Government Authority inspections conducted within the last five (5) years and any related correspondence between Switchback and any Government Authority; (ii) any warning letters and related correspondence between Switchback and any Government Authority within the last five (5) years; (iii) all reports and/or findings from any third party audits, and related correspondence between Switchback and the third party auditor, within the last five (5) years, and (iv) notice of any regulatory matters relating to Switchback’s other buyers directly or indirectly due to Switchback’s Manufacturing responsibilities.

12

4.4
Import/Export Compliance. Switchback and Anteris shall work together to ensure compliance with the applicable Regulations regarding the shipping, transfer, import and export of all Products. For purposes of this paragraph, Products includes product-associated technology and technical data and the documents related to that technology and data. “Regulations” as used in this paragraph means all laws, treaties, governmental orders and regulations of the countries from which Products are exported and to which Products are imported including, rules regarding classification, marking, packaging, payments of tariffs and duties, embargoes, and restricted transactions.

4.5
Change in Manufacturing Process. Switchback shall notify Anteris in writing of any proposed changes in the Products, Manufacturing process or any other change which affects fit, form, or function or the safety or effectiveness of the supply process, including any changes that affect: (a) a government submission made by or on behalf of Switchback or Anteris (i.e., any change to a technical file or international product master file), (b) master batch records or written quality plans for production or written quality procedures respecting same, or (c) any changes outside the validated level or procedure, in Manufacturing procedures, component part or raw materials vendors, Manufacturing sites or batch sizes. Upon such notice, Anteris shall evaluate and communicate to Switchback its approval or disapproval of such change within fourteen (14) days after the date of its receipt of notice. Only upon notice of written approval from Anteris and after Switchback has demonstrated to Anteris’s satisfaction that all change and validation processes have been successfully completed in compliance with any regulations or applicable legal requirements may Switchback incorporate such change into the Manufacturing process.

4.6
Right to Audit/Product Safety. Switchback shall ensure that Anteris and any regulatory authorities may, during regular business hours and upon reasonable advance written notice, (a) examine and inspect any Switchback Facility or, the facilities of any subcontractor or Switchback used by it in the development, sourcing or manufacture of Products, and (b) inspect all data, documentation and work product relating to the activities performed by it or any subcontractor. This right to inspect all data, documentation and work product relating to the Product may be exercised at any time during the Term of this Agreement upon reasonable notice or such longer period as shall be required by applicable law. Switchback shall promptly provide Anteris with the results of any audit by a Government Authority relating to the Products. Switchback shall provide to Anteris, upon Anteris’s request, copies of Safety Data Sheets (“SDSs”) and any other information and documentation related to product safety, including physical, chemical, and biological characteristics of the Products. At reasonable times and upon reasonable notice, Anteris shall have the right to audit Switchback’s established procedures and processes, including documentation, to accommodate the direct handling of health emergencies, product ingredient inquiries, and distribution of SDSs related to the Products.

4.7
Environmental Compliance. Switchback shall comply with the following terms and conditions for all Products provided to Anteris:

4.7.1
Materials Disclosures. Switchback shall provide full disclosure of all materials used in the Products (“Materials Disclosure”) to Anteris. Further, Switchback shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) biological or other hazardous waste; (iii) packaging and packaging waste; and (iv) the registration, evaluation, authorization and restriction of chemicals. Switchback shall provide Anteris with assistance and sufficient documentation, as reasonably determined by Anteris, to enable Anteris to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

4.7.2
Environmental Regulations. Switchback represents and warrants that, as of the Original Effective Date, the Products are in full compliance with all applicable Environmental Regulations. In addition, at any time upon request from Anteris, Switchback shall provide Anteris with a report on the status of the Products’ ongoing compliance with Environmental Regulations. Any such report shall include Switchback’s representation and warranty that, as of the date of the report, the Products are in full compliance with all applicable Environmental Regulations, as from time to time in force.

4.7.3
Changes Impacting Environmental Safety. During the Term of this Agreement, in accordance with applicable Quality Requirements, Switchback shall promptly notify Anteris of any changes in the Products’ design, technical specification, composition, components, substances or materials, or any changes in a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations. Switchback will not change the appearance, text and all other aspects of the package labeling without having first obtained Anteris’s prior written approval.

4.7.4
Accuracy of Information. Switchback certifies that it gathered the information required by this Agreement and that all information submitted to Anteris in connection with this Agreement is accurate. Switchback acknowledges that Anteris will rely on this certification in determining the compliance of its products. Anteris acknowledges that Switchback may have relied on information provided by others, and that Switchback may not have independently verified such information. However, in situations where Switchback has not independently verified information provided by others, Switchback agrees that, at a minimum, its Permitted Subcontractors have provided certifications regarding their contributions to the Products, and those certifications are at least as comprehensive as the certification provided by Switchback.

5.
CONFIDENTIALITY AND PUBLICITY

5.1
Confidential Information: Each Party agrees it shall not disclose or use the other Party’s Confidential Information except for the purpose of this Agreement. The receiving Party will safeguard the disclosing Party’s Confidential Information against unauthorized disclosure using the same degree of care as it uses for its own Confidential Information of like importance, but no less than reasonable care. Any disclosure of the disclosing Party’s Confidential Information to the receiving Party’s employees or consultants will be preceded by disclosure and acknowledgement of the Party’s obligations of confidentiality hereunder. The receiving Party is responsible for any disclosure of the disclosing Party’s Confidential Information by the receiving Party’s employees or consultants. “Confidential Information” means non-public information relating to a Party’s business, research and development, Intellectual Property, business plans and other financial or marketing information and other Manufacturing and regulatory information whether provided orally or in writing. For the avoidance of doubt, Confidential Information of Anteris includes (i) the Specifications and (ii) any Results of any testing services performed by Switchback.

5.2
Exclusions. Confidential Information does not include information that:

(i)
is known to the receiving Party without confidentiality obligations prior to receipt thereof, as demonstrated by reliable evidence;

(ii)
is disclosed to the receiving Party, without restriction or following expiration of a restriction and without a breach of such third party’s confidentiality obligations by a third party;

(iii)         is or becomes public knowledge, by publication or otherwise, through no fault of the receiving Party; or

(iv)
is independently developed by the receiving Party, without using Confidential Information of disclosing Party, as demonstrated by reliable evidence.

5.3
Ownership. Except as otherwise expressly provided in this Agreement, all Confidential Information remains the property of the disclosing Party.

5.4
Copies; Return or Destruction of Materials. Neither Party will copy or duplicate any materials containing Confidential Information except as necessary to comply with Law, perform its obligations, or exercise its rights under this Agreement. The Parties will return or certify in writing the destruction of all materials containing Confidential Information that have been provided by the other Party, including all copies, upon demand by the disclosing Party. The receiving Party will treat any materials containing Confidential Information of the disclosing Party that are not destroyed or returned to the disclosing Party in accordance with this Section 5. A Party may elect to keep a single copy of Confidential Information for evidentiary purposes, to comply with Law and such Party’s quality and regulatory requirements. The confidentiality obligations regarding this copy of Confidential Information shall survive termination of this Agreement in perpetuity.

5.5
Required Disclosure. In the event that, on the advice of legal counsel, the receiving Party is compelled by Law to disclose the disclosing Party’s Confidential Information, the receiving Party will, to the extent reasonably possible, notify the disclosing Party in advance of such disclosure about the need for, any such disclosure so that the disclosing Party may seek a protective order or other remedy, if such remedy is reasonable under the circumstances. The receiving Party will take reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by Law.

5.6
Publicity. Neither Party may make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions to third parties other than as required by any Government Authority or to attorneys and financial consultants that are under a duty of confidentiality without the prior written consent of the other Party.

5.7
Term of Obligations. Except as otherwise provided under this Section 5, each Party’s obligations under this Section remain in effect during the Term of this Agreement seven (7) additional years after the expiration or termination of this Agreement, except that Confidential Information that contains trade secrets shall be maintained in confidence indefinitely by the receiving Party until such trade secret is made public through no action or omission of the receiving Party.

6.
INTELLECTUAL PROPERTY RIGHTS

6.1
Anteris Intellectual Property. Switchback acknowledges that Anteris or its Affiliates own all right, title, and interest throughout the world in and to all Intellectual Property relating to the Products including, without limitation, the development, manufacture, use and sale of (i) the Products; (ii) the Anteris Valve; (iii) the Anteris Frame; (iv) any delivery system for the Products, and (v) the ADAPT® treated tissue (“Anteris Intellectual Property”).

6.2
Supplier Background Intellectual Property. Switchback shall retain any and all of its right, title and interest throughout the world in and to any trade secrets, concepts, ideas, know-how, procedures, processes, methodologies and other Intellectual Property provided by or used by Switchback in connection with performing the Services, in each case (i) developed or acquired by Switchback prior to commencement of the Services, (ii) independently of this Agreement or its provision of any services for Anteris or its Affiliates or (iii) general knowledge acquired by Switchback in connection with performing the Services and not specific to the Products(“Supplier Background Intellectual Property”). If any of the Supplier Background Intellectual Property is required for Anteris to use, manufacture, or sell the Products, Switchback hereby grants to Anteris and its Affiliates a limited, perpetual, irrevocable, worldwide, non-exclusive, fully-paid, royalty-free right and license to use such Supplier Background Intellectual Property to the extent incorporated in, combined with or other wise necessary for the manufacture, sale, or use of the Products. Nothing in this Agreement shall be deemed a transfer of any of Switchback’s rights in the Supplier Background Intellectual Property to Anteris or its Affiliates.

6.3
Developed Intellectual Property. Anteris shall own all right, title and interest in and to all Intellectual Property developed under this Agreement as of the Original Effective Date and during the Term or arising from the performance of the services under this Agreement (“Developed Intellectual Property”). The Developed Intellectual Property shall not include any of the Supplier Background Intellectual Property. Switchback hereby irrevocably assigns to Anteris, in each case without additional consideration, all right, title and interest throughout the world in and to the Developed Intellectual Property. Upon Anteris’s request and at Anteris’s expense, Switchback shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Anteris to prosecute, register, perfect or record its rights in or to the Developed Intellectual Property.

6.4
License to Manufacture the Products. Anteris grants to Switchback a limited, non-exclusive, non-transferable, revocable license under such Anteris Intellectual Property required to Manufacture the Products, such license expressly limited to the right to produce and have produced the Products for supply to Anteris during the Term of this Agreement. Any such Anteris Intellectual Property will remain the property of Anteris and will be subject to the Confidentiality Section of this Agreement. Without limiting the generality of the foregoing, the Parties agree that the Specifications, as existing as of the Original Effective Date of this Agreement or as modified, constitute Anteris Intellectual Property. In no case will Switchback use any such Anteris Intellectual Property for the benefit of any third party other than under this Agreement. No other license under any Anteris Intellectual Property is granted, and none is to be implied.

6.5
Third Party Licenses. Switchback shall comply with and maintain in full force and effect all license agreements with third parties pursuant to which Switchback is licensed to use the Intellectual Property of third parties that is used or employed for Switchback to perform its obligations under this Agreement. Switchback shall promptly notify Anteris in writing of any allegation that Switchback is in breach of any such license agreement. Anteris may, but is not obligated to, cure any such alleged breach and recover the cost of such cure from Switchback, including without limitation, by set-off against amounts Anteris owes Switchback hereunder.

7.
WARRANTIES AND REPRESENTATIONS

7.1
Ability to Perform. Switchback represents and warrants that it (i) has the required skill, experience, and qualifications to Manufacture the Products; (ii) will Manufacture the Products in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards and in compliance with all Applicable Laws; and (iii) is able to comply, and will comply, with all of the Quality Requirements.

7.2
Compliance Covenants and Representations. Switchback represents and warrants to Anteris that:

(i) the Products delivered to Anteris are not adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (ii) all Products delivered to Anteris have been manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) the Manufacture, sale and delivery of Products does not violate any, and the Products conform to all applicable law, including without limitation, the regulations of any Government Authority. Switchback shall promptly notify Anteris in writing if Switchback becomes aware that Products or any applicable Quality Requirements may not comply with Law.

7.3
Product Warranty. Switchback represents and warrants that each of the Products delivered under this Agreement (i) fully complies and will comply with all applicable Specifications and applicable Quality Requirements, and (ii) is and will be free from defects in materials and workmanship and shall be manufactured and provided in accordance and conformity with the Specifications and in compliance with this Agreement and the Quality Requirements. Switchback shall inform Anteris in writing no more than two (2) days after Switchback learns of any actual or potential problems relating to the performance of any Products or any similar product manufactured by Switchback for a third party.

7.4
Government Watch List. Switchback represents and warrants that neither Switchback nor any Switchback personnel who will perform services under this Agreement, is included in or listed: (i) on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Original Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); (ii) on the Excluded Parties List System maintained by the United States General Services Administration which, as of the Original Effective Date, can be searched at the internet website of http://epls.arnet.gov (the “GSA List”); or (iii) as a Specially Designated National or Blocked Person on the U.S Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons which, as of the Original Effective Date, is located at the internet web site of http://www.ustreas.gov/offices/enforcement/ofac/sdn/ (the “SDN List”). Switchback will promptly inform Anteris if it or its personnel should come to be included on the OIG List, the GSA List or SDN List.

7.5
Compliance with Agreement. Switchback represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under this Agreement are or will be informed of the terms of this Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to Switchback, by contract or otherwise, to fully comply with all provisions of this Agreement.

7.6
Conflicts. Switchback represents and warrants to Anteris that the execution of this Agreement or any Purchase Order or Development Work Order placed hereunder and Switchback's performance thereunder is within its duly authorized powers and does not conflict with any other contract or obligation of Switchback. Switchback represents that all other business relationships, employment relationships and development obligations of Switchback will not present a conflict with the obligations to Anteris set forth herein, are not likely to entail or involve the disclosure of Anteris Confidential Information, and will not impede or interfere with the performance of Switchback’s obligations under this Agreement. If at any time the nature of Switchback’s work for Anteris or other business relationships, employment relationships or development obligations should change and make a potential conflict likely, Switchback agrees to notify Anteris that a potential conflict exists, and to disclose to Anteris the nature of the potential conflict.

7.7
Disclaimer. OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT, SWITCHBACK MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

7.8
Indemnification.

7.8.1
Indemnification by Switchback. Switchback shall defend, indemnify, and hold harmless Anteris and Anteris’s Affiliates, officers, managers, directors, governors, employees, agents, successors, and permitted assigns (each, an “Anteris Indemnitee”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (“Losses”), arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from:

(i)
any breach of any representation, warranty, or obligations of Switchback or its Affiliates under this Agreement;

(ii)
any Manufacturing defect or non-conformity with respect to the Products to the extent arising from Switchback’s performance of services under this Agreement, except where such Manufacturing defect or non-conformity applies solely to the Anteris Components and the Anteris Components are stored, handled and used by Switchback according to the Specifications;

(iii)
violation of any Applicable Law by Switchback or its Affiliates in connection with Switchbacks performance of its obligations under this Agreement;

(iv)
bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or grossly negligent acts or omissions of Switchback or its personnel; or

(v)
the release, discharge, storage or disposal by Switchback or at Switchback’s direction or by its Affiliates of any material or substance, including, without limitation, any hazardous material or substance related to this Agreement.

7.8.2
Indemnification by Anteris. Anteris shall defend, indemnify, and hold harmless Switchback and Switchback’s Affiliates, officers, managers, directors, governors, employees, agents, successors, and permitted assigns (each, a “Switchback Indemnitee”) from and against all Losses arising out of or resulting from any Action arising out of or resulting from:

(i)
Anteris’s material breach of any representation, warranty, or obligation of Anteris in this Agreement;

(ii)
any Manufacturing defect or non-conformity respecting the Anteris Components to the extent the Anteris Components is stored, handled, and used by Switchback according to the Specifications;

(iii)
the Products’ infringement upon a third party’s Intellectual Property right;

(iv)
violation of any Applicable Law by Anteris or its Affiliates in connection with Anteris’s obligations under this Agreement; or

(v)
bodily injury, death of any person, or damage to real or tangible, personal property resulting from the grossly negligent or willful acts or omissions of Anteris.

7.8.3
The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnified party’s failure to perform any obligations under this Section 7.7 shall not relieve the indemnifying party of its obligations under this Section 7.7 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

7.8.4
Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the indemnified party’s: (i) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (ii) bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

7.9
Limitation of Remedies. Except for their obligations to make payment and obligations under Sections 2, 3, 5, 6, 7.1, 7.2, 7.7, 7.8 and any other section that specifically refers to this Limitation of Remedies Section, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

7.10
Insurance. At all times during the term of this Agreement as defined in Section 8 and for a period of three (3) years thereafter, each Party (or an Affiliate of such Party) shall procure and maintain, at its sole cost and expense, insurance with the following minimum coverage and limits: (a) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $1,000,000 per occurrence and $2,000,000 in the annual aggregate; (b) product liability of $2,000,000 per occurrence covering all Products. Upon a Party’s request, the other Party shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage specified in this Agreement.

8.
TERM AND TERMINATION

8.1
Term. This Agreement is effective as of the Original Effective Date until May 12, 2025 (the “Initial Term”), is renewed for a further term until March 31, 2028 (the “First Renewal Term”), and shall automatically be extended on the same terms and conditions for one (1) year increments (each, a “Subsequent Renewal Term”), unless either Party gives written notice of non-renewal at least 180 days prior to the end of the then-current renewal term.

8.2
Termination.

8.2.1
Either Party may terminate this Agreement in the event that (i) the other Party breaches any material provision of this Agreement and such breach remains uncured for thirty (30) days following the receipt by the defaulting Party of notice of such breach, or (ii) upon notice if the other Party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statutes or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement.

8.2.2
Anteris may terminate this Agreement for any reason or no reason upon sixty (60) days’ written notice to Switchback.

8.2.3
Other than as provided under Section 8.2.1 and Section 8.2.2, neither Party may terminate this Agreement for any reason prior to the expiration of the Initial Term.

8.3
After the Initial Term, Anteris may terminate this Agreement upon thirty (30) days’ written notice to Switchback, if the Technology Transfer under Section 9 has been completed.

8.4
Effect of Expiration or Termination:

8.4.1
Agreement. The Parties acknowledge and agree that the termination or expiration of any individual order shall not in itself terminate this Agreement or have any effect on the rights and obligations of third parties or any other purchase order placed hereunder. If this Agreement expires or is terminated under Section 8, no further Purchase Orders or SOWs may be entered into by the Parties under this Agreement.

8.4.2
Orders. Upon termination or expiration of this Agreement, all then outstanding accepted orders thereunder for Products shall survive. If Anteris seeks to terminate any open Purchase Order at termination or expiration, Anteris shall be liable for all Products that are in the process of Manufacture as of the end of the Term (“Work in Process”) and shall reimburse Switchback for its Material Cost and Labor Cost associated with such Work in Process. Switchback shall deliver the Work in Process to Anteris, unless otherwise notified by Anteris.

8.4.3
Return to Anteris. Switchback shall promptly return all applicable Anteris property, return or securely destroy the records in Switchback’s possession as directed by Anteris, and execute such documents and take other action as reasonably requested by Anteris in connection therewith. For the avoidance of doubt, Switchback shall return all Products, all Work in Process, all Anteris Components (including all Anteris Frames and Anteris Valves), all Scrap Components (including all Scrap Valves), all Anteris Owned Equipment, and any materials provided to Switchback for the performance of any feasibility assessment, testing services, or any other services under Section 2.1. Switchback agrees to cease using the Confidential Information of Anteris for any purpose and return to Anteris all documentation relating to the Confidential Information and to destroy all other copies of such documentation;

8.4.4
Transfer of Material Information of Switchback to Anteris. In the event of the termination or expiration of this Agreement for any reason, Switchback will transfer all Records to Anteris and would provide Anteris with reasonable access to Switchback personnel and to such Manufacturing processes, procedures and know-how related to the Products as reasonably required to enable Anteris to continue to source or to internally manufacture the Products. If for any reason a Transfer Initiation Notice has not been issued under Section 9 as of termination or expiration of this Agreement (including any termination as a result of any breach by Anteris of this Agreement), termination or expiration of this Agreement shall effectively initiate transfer of Manufacturing of the Products to Anteris or its designee and Switchback shall perform all obligations under Section 9 as required to transfer Manufacturing of the Products to Anteris or its designee. Switchback will also furnish to Anteris reasonably detailed information as to the status of all efforts pertaining to the development of the Products within five (5) business days of termination or expiration of this Agreement.

8.4.5
Termination of Agreement Following Change of Control. Any failure to assign or otherwise transfer this Agreement to a Party’s successor in interest following a Change of Control as set forth in Section 10.2 shall be deemed a breach of this Agreement by the Party.

8.4.6
Rights in Bankruptcy. Any rights and licenses granted by Switchback to Anteris in this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Anteris shall retain all of its rights, elections, and protections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding against Switchback under the U.S. Bankruptcy Code, all rights, licenses, and privileges granted to Anteris under this Agreement shall continue subject to the terms and conditions hereof and Anteris’s rights under Section 365(n). Further, in the event of the commencement of a bankruptcy proceeding against Switchback, Anteris shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property licensed under this Agreement, which if not already in Anteris’s possession, shall be promptly delivered to Anteris, unless Switchback elects to and does in fact continue to perform its obligations under this Agreement.

8.5
Survival. All provisions which are continuing in nature, including, but not limited to, Sections 3, 5, 6, 7, 8, 9, and 10 will survive termination of this Agreement.

8.6
Non-Compete. During the Term and for one (1) year thereafter, Switchback will not alone, or in any capacity with another firm: (a) directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee or otherwise) the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold which duplicates the Product as defined herein;(b) disrupt, damage, impair, or interfere with the business of Anteris as it relates directly to the Product, whether by way of interfering with or disrupting Anteris’s relationship with employees, customers, agents, representatives or vendors; or (c) employ or attempt to employ any of Anteris’s then employees on behalf of any other entity, whether or not such entity competes with Anteris; provided, however, this section does not prohibit Switchback from employing any such person who contacts Switchback on his or her own initiative and without any direct or indirect solicitation by Switchback or who responds to an advertisement not specifically targeted to Anteris’s employees.

9.
TRANSFER OF MANUFACTURING TO ANTERIS

9.1
Anteris, at its sole discretion, shall provide notice to Switchback in writing of its intention to transfer Manufacturing of the Products to Anteris or to its designee (“Transfer Initiation Notice”). Except in the case of a breach of this Agreement by Switchback, Anteris shall not provide a Transfer Initiation Notice during the Initial Term.

9.2
Switchback shall provide Anteris with all Records, access to those personnel with know-how to Manufacture the Products, and any Product Manufacturing IP.

9.3
In addition to any license provided under Section 6 of this Agreement, Switchback hereby grants Anteris or its designee a limited, perpetual, irrevocable, worldwide, non-exclusive, sub-licensable, fully-paid, royalty-free right and license to use (i) the Product Manufacturing IP, to the extent Switchback has any rights to the Product Manufacturing IP and (ii) the Supplier Background Intellectual Property, as defined in Section 6.2, to the extent required to Manufacture the Products.

9.4
Transfer of Manufacturing of the Products from Switchback to Anteris or its designee shall be deemed completed upon validation of a clinically acceptable set of Products Manufactured by Anteris or its designee according to validation standards approved by Anteris and Switchback (said approval shall not be unreasonably withheld).

10.
MISCELLANEOUS

10.1
Assignment. This Agreement cannot be assigned by Switchback to any other party without the prior written consent of the Anteris (which consent shall not be unreasonably withheld). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

10.2
Complete Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter, including, without limitation, the Original Agreement and all of its related exhibits, schedules, attachments and appendices.

10.3
Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.4
Amendment. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

10.5
Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.6
Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Hennepin County of the State of Minnesota in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

10.7
Consents. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting Party.

10.8
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (ii) when received by the addressee if sent by recognized overnight courier service, such as FedEx or DHL, (iii) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices shall be addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently designate by like notice from time-to-time:

To Switchback:
Switchback Medical, LLC
7625 Boone Avenue
Brooklyn Park, MN 55428
Attention: Jesse Jensen, VP of Operations
Email: [***]

To Anteris:
Anteris Technologies Corporation
860 Blue Gentian Road, Suite 340
Eagan, MN 55121
Attention: General Counsel
Email: [***]

10.9
Expenses. Except as expressly provided herein, Switchback and Anteris shall each pay their own expenses, incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

10.10
Titles and Headlines; Construction. The titles and headlines to Sections herein are inserted for the convenience of reference only and are not intended to be a Party of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

10.11
No Joint Venture. Switchback is an independent contractor engaged by Anteris to provide certain Services. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto. Each Party will act solely as an independent contractor and neither Party will have any power or authority to direct or indirectly bind or act on behalf of the other.

10.12
No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13
Force Majeure. Either Party shall not be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from a Force Majeure event, if the event in question continues for a continuous period (“Event Period”) in excess of five (5) Business Days, Anteris shall be entitled to (i) direct Switchback to proceed according to the Contingency Plan or (ii) entitled to give notice in writing to Switchback electing to terminate this Agreement and pay all payments to Switchback that may be due hereunder.

10.14
Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via email), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. An electronically scanned copy of a signature shall constitute and shall be deemed sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original, scanned, or electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Amendment Effective Date.

ANTERIS TECHNOLOGIES CORPORATION

By:	/s/ David St. Denis
Name: David St. Denis
Title: President

SWITCHBACK MEDICAL LLC

By:	/s/ Brady Hatcher
Name: Brady Hatcher
Title: Chief Executive Officer

The exhibits to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Appendix A - Specifications

Appendix A-1 - Development Schedule

Appendix B - Pricing